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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT AUDITORS; CONSENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 25, 1998, on our audits of the financial statements of ProCyte Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to
the reference to our firm under the caption "Experts."   We consent to the
incorporation by reference in this Registration Statement of ProCyte Corporation on Form S-3 of our report dated March 25, 1998, appearing in the Annual Report on Form 10-K of ProCyte Corporation for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP


/s/ Deloitte & Touche LLP

Seattle, Washington
May 1, 1998